Exhibit 10.31

KAYAK SOFTWARE CORPORATION

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of April 29, 2010, is by and between Kayak Software Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1. Grant of Option. Pursuant and subject to the Company’s Amended and Restated 2005 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company hereby grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of 200,000 shares (the “Optioned Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $13.00 per share. The Grant Date of this Option is as of the date hereof.

2. Character of Option. This Option is to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the extent of the “current limit” (as defined in the Plan); any Optioned Shares that would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of this Incentive Option.

3. Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. on April 28, 2020. However, if the Optionee’s employment or other association with the Company and its Affiliates ends before such date, this Option shall expire at 5:00 p.m. on the earlier to occur of (a) April 28, 2020 and (b) the date that is ninety (90) days after the date of such termination.

4. Exercise of Option. Until this Option expires, the Optionee may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after the Optionee’s employment or other association with the Company and its Affiliates ends, the Optionee may exercise it only to the extent it was exercisable immediately prior to the end of the Optionee’s employment or other association. The procedure for exercising this Option is described in Section 7.1(f) of the Plan.

Number of Optioned Shares in Each Installment	Initial Exercise Date for Shares in Installment

4,167 Optioned Shares	4,167 Optioned Shares will become exercisable on January 1, 2010 (the “Initial Vesting Date”) and thereafter on each one-month anniversary of the Initial Vesting Date until January 1, 2014 when all Optioned Shares shall be fully vested.

Upon the occurrence of a Change of Control, the Option shall become exercisable in accordance with the terms and conditions of the Plan, including without limitation Section 8.2 therein.

5. Stockholders Agreement; Consent of Spouse. As a condition to exercising this Option and receiving any stock certificates representing the Optioned Shares, (a) the Optionee shall, if so requested by the Company, execute and deliver to the Company the Stockholders Agreement, and become a “Holder” party thereto, and (b) if and to the extent required by the Committee, each and any person who is a spouse of the Optionee at any time on or after the Grant Date (including any person who becomes a spouse after the Grant Date) executes the Consent of Spouse attached hereto as Exhibit A. The Optionee shall have none of the rights of a stockholder with respect to the Optioned Shares until full payment therefor has been made and, if so requested by the Company, the Stockholders Agreement has been executed and delivered to the Company by the Optionee. Notwithstanding the foregoing, to the extent the Optioned Shares have become readily tradable on a nationally recognized exchange or market, then the foregoing provisions of clause (a) of this Section 5 shall not apply.

6. Repurchase of Optioned Shares. If the Optionee incurs a termination of employment or other association with the Company and its Affiliates, all or any portion of the Optioned Shares received by the Optionee upon exercise of this Option, to the extent held by the Optionee at the time of such termination or received by the Optionee upon exercise of all or part of this Option after such termination, may be purchased by the Company, at its option, within ninety (90) days after the later of (a) such termination or (b) receipt of such Optioned Shares by the Optionee following exercise of all or part of this Option. If such termination is due to death or Disability or is by the Company other than for Cause or by the Optionee for Good Reason the amount in cash to be paid for the repurchase of such Optioned Shares shall be equal to the Market Value as of the date of such termination multiplied by the number of such Optioned Shares. If such termination is by the Company for Cause or by the Optionee for any reason other than death, Disability or Good Reason, the amount in cash to be paid for the repurchase of such Optioned Shares shall be equal to the aggregate purchase price paid for such Optioned Shares. Notwithstanding the foregoing, the Company’s purchase right set forth in this Section 6 shall lapse to the extent the Optioned Shares become readily tradable on a nationally recognized exchange or market.

7. Transfer of Option. Except as otherwise provided in Section 6.3 (and, if applicable, Section 15.4) of the Plan, the Optionee may not transfer this Option except by will or the laws of descent and distribution, and, during the Optionee’s lifetime, only the Optionee may exercise this Option.

8. Incorporation of Plan Terms. This Option is granted subject to, and the Optionee hereby expressly agrees to, all of the applicable terms and provisions of the Plan, including but not limited to the limitations set forth in Section 9 therein.

9. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to the Optionee of the Optionee’s receipt or exercise of this Option or upon the Optionee’s sale or other disposition of the Optioned Shares. The Optionee should rely on the Optionee’s own tax advisors for such advice.

10. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meanings assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

Company:

KAYAK SOFTWARE CORPORATION

By:	/s/ Daniel Stephen Hafner
Name: Daniel Stephen Hafner
Title: Chief Executive Officer

Optionee:

/s/ Daniel Stephen Hafner
Name:	Daniel Stephen Hafner
Address:

Exhibit A

Consent of Spouse

(for Residents of Community Property States Only)

            , 20

My name is                              and I am the spouse of                              (the “Recipient”), the recipient of the Option (as defined in the Agreement (as defined below)), which Option was granted pursuant to the Kayak Software Corporation 2005 Equity Incentive Plan, as amended from time to time (the “Plan”).

I have read and understand the attached Stock Option Agreement (the “Agreement”).

I understand that, because I am a resident of the State of                      (the “State”), the community property laws of the State may provide me with certain rights or interests in the Option and the Optioned Shares (as defined in the Agreement). After having considered the terms of the Agreement and my rights and interests under the community property laws of the State and for good and valuable consideration, receipt of which is hereby acknowledged:

1.	I hereby consent and agree to each and every term and condition set forth in the Agreement.

2.	I hereby understand and agree that the Recipient may join in any future modification or amendment of the Agreement without any further signature, acknowledgment, agreement or consent on my part.

3.	I understand that any interest that the Recipient has in the Option or the Optioned Shares is subject to the terms of the Agreement and the Plan.

4.	I understand that, by agreeing to the terms of the Agreement and by executing this Consent of Spouse, I may be waiving certain of my rights and interests under the community property laws of the State.

IN WITNESS WHEREOF, the undersigned has executed this Consent of Spouse, effective as of the date first above written.

Name: